Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: David Tovar, Wal-Mart
1-800-331-0085

Investor Relations Contacts: Carol Schumacher
479-277-1498
Mike Beckstead
479-277-9558

Doug McMillon Named President and CEO

of Wal-Mart International

BENTONVILLE, Ark., Jan. 7, 2009 – Wal-Mart Stores, Inc. (NYSE: WMT) announced today that Doug McMillon, 42, will be promoted to president and chief executive officer of Wal-Mart International, the company’s second largest operating segment. McMillon, currently president and CEO of Sam’s Club, will report to Mike Duke who was named to succeed Lee Scott as the company’s president and CEO. Both will assume their new roles Feb. 1.

“Doug is joining Wal-Mart International at a time of strength and momentum,” said Duke. “We have a strategy to win in all markets, and our international team is exceptionally strong across the board. We have never had a more talented group of regional leaders and country presidents. We will continue to focus on emerging markets with strong growth potential, as well as established markets that we believe have the potential to deliver consistently strong returns.

“It is exciting to promote a long-term associate to lead our second largest business. Doug began his Wal-Mart career as an hourly associate, unloading trucks at a distribution center, while he worked his way through college. In his 18 years with the company, Doug has learned the business from the bottom up, with leadership roles in all three operating divisions. One of the best things about this company is that, as we grow, we are able to offer broad career opportunities to our associates around the world,” said Duke.

“Doug is the right leader to continue to grow our international portfolio, export our culture and leverage our global strengths in every market where we operate. He also appreciates the broader role Wal-Mart can play in the world and has been a major driver of the company’s sustainability initiatives. He is committed to our associates and customers, and demonstrates the company’s culture and values every day,” Duke added.

According to McMillon, “It is both exciting and humbling to join the team that is taking the Wal-Mart mission of saving people money so they can live better to customers around the world. The potential is huge and the need is great. Our strategy of focused execution, leveraging our global scale, our global commitment to low prices and the dedication of our associates positions us well for further success.”

McMillon has a bachelor’s degree in business administration from the University of Arkansas in Fayetteville and a master’s of business administration from the University of Tulsa. He lives in Bentonville with his wife and two sons.

McMillon’s successor as president and CEO of Sam’s Club will be named at a later date.

Wal-Mart International accounts for approximately 25 percent of the company’s revenue. Through the 43-week period ending Nov. 28, 2008, Wal-Mart International sales were more than $80.6 billion. Today, it operates more than 3,300 stores under more than 50 banners.

NOTE: An updated bio and high resolution photo of Doug McMillon are available for downloading at: http://www.walmartstores.com/factsnews

About Wal-Mart Stores, Inc. (NYSE: WMT)

Wal-Mart Stores, Inc. operates Walmart discount stores, supercenters, Neighborhood Markets and Sam’s Club locations in the United States. The Company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom and, through a joint venture, in India. The Company’s common stock is listed on the New York Stock Exchange under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

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